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Cutter & Buck Reports Third Quarter Fiscal Year 2002 Operating Results: Records Restructuring and Asset Impairment Charges Related to Underperforming Businesses

  SEATTLE—March 14, 2002—Cutter & Buck Inc. (Nasdaq:CBUK) today reported sales and earnings for its third quarter fiscal year 2002, ended January 31, 2002.

  For the third quarter, net sales increased 0.8% to $32.6 million from $32.4 million in the third quarter of last year. Net loss for the period was $8.4 million or $0.79 per share, compared to a net loss of $963 thousand or $0.09 per share in the same period last year. Excluding $7.4 million, which represents the pre tax amount recorded in this quarter for the previously announced restructuring and asset impairment charges and excluding $2.9 million of pre-tax inventory write down included in cost of sales, also relating to the restructuring and asset impairment charges, the net loss for the quarter would have been $1.2 million or $0.11 per share. Gross margin as a percentage of net sales was 34.1% in the third quarter compared to 45.8% in the same period last year. Excluding the inventory write down mentioned above, gross margin was 42.9% of net sales.

  "In spite of softer demand, and the industry's overall trend to lower unit prices, our core businesses have shown some resiliency," said Harvey Jones, Chairman & CEO. "Flat sales do not make us happy, but achieving them in the current economic climate gives us a degree of satisfaction. We continue to believe that as golfers resume travel to resorts and corporations normalize their marketing budgets, Cutter & Buck will see more satisfactory growth in sales."

  For the nine month period, net sales decreased 3.6% to $113.3 million from $117.5 million in the same period last year. Net loss for the period was $9.5 million or $0.90 per share, compared to net income of $3.4 million or $0.32 per diluted share in the same period last year. Excluding the restructuring and asset impairment charges, net loss was $2.3 million or $0.22 per share. Gross margin as a percentage of net sales was 39.4% in the nine month period compared to 45.0% in the same period last year. Excluding the inventory write down mentioned above, gross margin was 41.9% of net sales.

  "We decided to streamline our business and to stop investing in some of our newer initiatives whose current sales do not justify their expense levels," said Marty Marks, President and COO. "These newer initiatives have absorbed considerable management time and attention, and we are now re-focusing on the areas where we have shown solid results in the past. We are also continuing to invest in our women's lines, and in product extensions."

  "Our balance sheet remains strong," added Steve Lowber, Vice President & CFO. "We generated $1.3 million of free cash flow during the third quarter and $19 million during the first nine months of fiscal year 2002. Our investment in inventory before the restructuring and asset impairment charge decreased by $10.5 million to $50.4 million from $60.9 million as of January 31, 2001. Classics merchandise, which we sell from season-to-season, represents approximately half of our current inventory. We plan to further reduce our inventories by over $10 million during the fourth quarter to end our fiscal year 2002 with inventories more closely aligned with sales."

  Restructuring and Asset Impairment Charge

  "As reported in our second quarter release, we are taking actions to reduce costs and re-focus on our core businesses," continued Lowber. "The restructuring and asset impairment charge is generally in line with what we expected and communicated in our December 11, 2001 earnings release. The total charge is expected to amount to $8.2 to $8.4 million after tax, of which $7.2 million has been recorded in the third quarter. The balance of the charge will be recorded in the fourth quarter.

  We are closing our own operations in Europe, and plan to use a licensee to grow that business. In the third quarter, we wrote down our European assets in the amount of $3.5 million after tax. We anticipate an additional write-down of $1.0 to 1.2 million after tax in the fourth quarter. The closure of our direct operations in Europe will eliminate a drag on earnings that has amounted to approximately $0.06 per share during the past two years. Once we begin operations with a licensee, we expect to replace an earnings drag with a profit contributor beginning in fiscal year 2003.

  We have taken write-downs amounting to $1.8 million on five company-owned stores that have not performed up to our expectations. The $1.8 million includes costs to close three locations at their respective escape dates. This will reduce fiscal year 2003 operating expense by approximately $500 thousand and recognizes now, the financial impact of anticipated store closures in fiscal year 2004. We are also continuing to examine our retail business.

  We decided to consolidate and restructure our women's line sales forces, in order to strengthen the sales effort for our business and drive better economics. This accounted for $1.1 million of the charge and is expected to eliminate an approximate $.04 per share drag on earnings per share in fiscal year 2003 and beyond.

  In order to expedite our withdrawal from the golf shoe business and quickly convert the remaining inventory to cash, we have written down our shoe inventory in the amount of $0.8 million. We have received orders for most of the shoe inventory and expect to dispose of it by the end of our fourth quarter fiscal year 2002.

  Over 80 percent of the charge recorded in the third quarter is non-cash, and on an after tax basis the charge is slightly cash positive. We believe the measures taken to streamline our operations enable us to focus more intensively on our core strengths and position us for a solid earnings rebound in fiscal year 2003."

  Earnings Outlook:

  As mentioned above, the fourth quarter results are expected to include an additional charge of $1.0 to $1.2 million after tax related to the transition of our European operations through April 30, 2002. For fiscal year 2002, the company expects a moderate decline in revenue in the low to middle single digit range and a net loss per share in the range of $0.75 to $0.79 including the restructuring and asset impairment charges. For fiscal 2002, the company expects earnings per share in the range of $0.01 to $0.03, excluding the restructuring and asset impairment charges.

  "The economic climate continues to be challenging. Golf and specialty retail accounts are placing their orders closer to need, increasing the amount of business we do in- season. We expect this trend to continue as we book Spring season orders throughout our fourth quarter. Based on an uncertain view of economic recovery, we are anticipating mid-single digit growth in fiscal year 2003, across all of our core strategic business units. We believe the restructuring initiatives we have undertaken will allow management to concentrate on areas of our business that can provide the greatest growth opportunities and return on investment thereby positioning the company to accomplish a strong turnaround in profit performance on moderate sales increases in fiscal year 2003," concluded Marks.

  Conference Call

  Cutter & Buck's FY 2002 third quarter earnings conference call to discuss earnings results and the business outlook for the remainder of fiscal year 2002 will be held today at 4:30 p.m. Eastern Time, and is available live and on-demand at www.cutterbuck.com.

  Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Those factors include, but are not limited to, style changes and product acceptance, relations with and performance of suppliers, the ability of the Company to control costs and expenses, the ability of the Company to carry out successful design and planned product and brand messaging/extension activities and to penetrate its chosen distribution channels, the ability of the Company to secure a distributor or licensee relationship in Europe, competition, access to capital, foreign currency risks, risks associated with opening and operating retail locations, risks associated with the Company's entry into new markets or distribution channels, technological change, political and trade relations, the overall level of consumer spending on apparel and global economic conditions, the events of September 11, 2001, additional threatened terrorist attacks and the ongoing military action. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information. You should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by the securities laws.

  Cutter & Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand. The Company is committed to achieving commercial success in a way that respects people, communities and the environment. The Company sells its products primarily through golf pro shops and resorts, corporate accounts and specialty retail accounts. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

FINANCIAL HIGHLIGHTS
(unaudited)($ in thousands, except per share data)
Condensed Consolidated Statements of Operations

	Three months ended January 31,		Nine months ended January 31,
	2002	2001	2002	2001
Net sales	$32,637	$32,369	$113,267	$117,472
Cost of sales	21,512	17,558	68,692	64,598

Gross profit	11,125	14,811	44,575	52,874
Operating expenses
Design and production	1,136	1,102	3,573	3,004
Selling and shipping	10,899	11,631	34,809	33,898
General and administrative	3,669	3,452	11,883	10,116
Restructuring and asset impairment	7,382	—	7,382	—

Total operating expenses	23,086	16,185	57,647	47,018

Operating income (loss)	(11,961)	(1,374)	(13,072)	5,856
Other expense	(243)	(178)	(1,012)	(354)

Income (loss) before income taxes	(12,204)	(1,552)	(14,084)	5,502
Income taxes (benefits)	(3,854)	(589)	(4,607)	2,092

Net income (loss)	$(8,350)	$(963)	$(9,477)	$3,410

Basic earnings (loss) per share	$(0.79)	$(0.09)	$(0.90)	$0.33

Diluted earnings (loss) per share	$(0.79)	$(0.09)	$(0.90)	$0.32

Shares used in computation of:
Basic earnings (loss) per share	10,575	10,470	10,564	10,434
Diluted earnings (loss) per share	10,575	10,470	10,564	10,528

Condensed Consolidated Balance Sheets

	January 31, 2002	April 30, 2001	January 31, 2001
	(audited)
Current Assets:
Cash and cash equivalents	$10,675	$8,073	$6,084
Accounts receivable	23,338	48,518	33,275
Inventories	47,501	53,553	60,880
Other current assets	11,504	7,997	8,189

Total current assets	93,018	118,141	108,428
Furniture and equipment, net	17,502	23,192	22,929
Other assets	1,744	1,620	841

Total assets	$112,264	$142,953	$132,198

Liabilities & Stockholders' Equity
Current Liabilities:
Short-term borrowings	$4,174	$18,732	$7,664
Accounts payable	7,167	12,886	16,821
Accrued liabilities and other liabilities	4,620	4,396	1,834
Current portion of long-term debt	6,020	2,737	2,002

Total current liabilities	21,981	38,751	28,321
Long-term debt, net of current portion, and other liabilities	5,625	10,937	11,022
Total shareholders' equity	84,658	93,265	92,855

Total liabilities & shareholders' equity	$112,264	$142,953	$132,198

SUMMARY OF SPRING BOOKINGS (in thousands)

	SPRING 2002 FY 2002	SPRING 2001 FY 2001	Percentage Change	Difference
	(as of 3/12/02)	(as of 3/12/01)
GOLF	$24,502	$31,878	(23.1)%	$(7,376)
SPECIALTY STORE	12,659	12,239	3.4%	420
CORPORATE ACCOUNTS	18,609	20,938	(11.1)%	(2,329)
OTHER	10,015	5,805	72.5%	4,210

TOTAL DOMESTIC SPRING BOOKINGS	65,785	70,860	(7.2)%	(5,075)
TOTAL INTERNATIONAL SPRING BOOKINGS	4,894	5,111	(4.2)%	(217)

TOTAL SPRING BOOKINGS	$70,679	$75,971	(7.0)%	$(5,292)

SUMMARY OF NET SALES INVOICED—
THREE MONTHS ENDED JANUARY 31 (in thousands)

	FY 2002	FY 2001	Percentage Change	Difference
GOLF	$6,793	$7,392	(8.1)%	$(599)
SPECIALTY STORE	6,169	5,133	20.2%	1,036
CORPORATE ACCOUNTS	11,839	12,756	(7.2)%	(917)
OTHER	6,061	4,980	21.7%	1,081

TOTAL DOMESTIC NET SALES	30,862	30,261	2.0%	601
TOTAL INTERNATIONAL NET SALES	1,775	2,108	(15.8)%	(333)

TOTAL NET SALES	$32,637	$32,369	0.8%	268

SUMMARY OF NET SALES INVOICED—
NINE MONTHS ENDED JANUARY 31 (in thousands)

	FY 2002	FY 2001	Percentage Change	Difference
GOLF	$31,606	$35,437	(10.8)%	$(3,831)
SPECIALTY STORE	19,208	17,271	11.2%	1,937
CORPORATE ACCOUNTS	41,258	46,066	(10.4)%	(4,808)
OTHER	15,413	11,576	33.1%	3,837

TOTAL DOMESTIC NET SALES	107,485	110,350	(2.6)%	(2,865)
TOTAL INTERNATIONAL NET SALES	5,782	7,122	(18.8)%	(1,340)

TOTAL NET SALES	$113,267	$117,472	(3.6)%	(4,205)

Contact:
Cutter & Buck
Harvey Jones, 206/622-4191
or
Cutter & Buck
Marty Marks, 206/622-4191

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Condensed Consolidated Balance Sheets
SUMMARY OF SPRING BOOKINGS (in thousands)
SUMMARY OF NET SALES INVOICED— THREE MONTHS ENDED JANUARY 31 (in thousands)
SUMMARY OF NET SALES INVOICED— NINE MONTHS ENDED JANUARY 31 (in thousands)